EXHIBIT 99.1

TEJON RANCH CO. REPORTS

SECOND QUARTER RESULTS OF OPERATIONS – 2013

TEJON RANCH, California – (BUSINESS WIRE) - August 6, 2013 – Tejon Ranch Co. (NYSE:TRC) today released the results of operations for the six months ended June 30, 2013, with the Company showing net income attributable to common stockholders of $2,699,000, or $0.13 per common share, compared to net income attributable to common stockholders of $393,000, or $0.02 per common share, for the same period in 2012. Revenue from operations for the six months ended June 30, 2013 was $17,235,000, compared to $17,428,000 of revenue for the same period during 2012. All per share references in this release are presented on a fully diluted basis.

For the second quarter ended June 30, 2013, the Company had net income attributable to common stockholders of $2,084,000, or $0.10 per common share, compared to net income attributable to commons stockholders of $118,000, or $0.01 per common share, for the second quarter of 2012. Revenue from operations for the second quarter of 2013 was $7,475,000 compared to $7,849,000 of revenue during the same period of 2012.

Results of Operations for the First Six Months of 2013:

The improvement in net income attributable to common stockholders during the first six months of 2013, when compared to the same period in 2012, is primarily the result of higher farming net operating profits, an increase in equity in earnings from our joint ventures, and a decline in stock compensation expense, which were partially offset by a decline in oil royalty revenues and higher tax expense. Revenue declined $193,000 during the first six months of 2013, as compared to the same period in 2012, due to a decrease in mineral resources revenues, which were partially offset by improved revenues from the other operating segments.

Commercial/industrial revenue improved $776,000 in the first six months of 2013 compared to the same period in 2012, due to a $1,036,000 increase in hunting and grazing revenues, as our hunting program was closed during the first half of 2012. Additionally, percentage rent from our Calpine lease increased $459,000 due to increases in power prices. These improvements were somewhat offset by a $648,000 decrease in land sale revenue recognized in 2012 related to a deferred gain from the sale of land to Caterpillar that occurred in 2011. The improvement in farming revenue of $849,000 during 2013 is due to increased almond revenues resulting from increases in the price per pound of almonds.

Mineral resources revenues declined $2,154,000 during the first six months of 2013 compared to 2012. The decrease is due to a 20% decline in production due to maintenance on production wells and expansion of production storage facilities, a 6% decrease in oil prices compared to the same period in 2012, and to the receipt of $545,000 during the first quarter of 2012 related to new wells that came on line.

Operating expenses declined $2,340,000 during the period largely due to the reversal of previously recorded stock compensation expense related to unvested awards of an executive that left the Company during the first quarter and to awards that will not vest related to the retirement of the Company’s CEO at the beginning of 2014, which was announced during the quarter.

Our share of earnings from our joint ventures increased by $1,145,000 during the first six months of 2013 largely due to a $765,000 increase in income from our TA/Petro joint venture as a result of improved operating margins and increased gasoline sales.

Results of Operations for the Second Quarter of 2013:

Reduced mineral resource revenues due to the operational factors described above drive the decline in revenue for the second quarter of 2013. Improved commercial/industrial and farming revenues helped to partially offset the decline in oil revenues. The improvement in commercial/industrial and farming revenues are described above. The primary driver to improved net income for the quarter as compared to the same period of 2012 is the reversal of previously recorded stock compensation expense related to unvested awards that will now not vest due to the announced retirement of the Company’s CEO.

2013 Outlook:

Management believes that the capital structure of the Company provides a solid foundation for continued investment in our projects to set the stage for the future growth of the Company. On June 30, 2013, total capital was approximately $310,000,000, with debt accounting for less than one percent of total capital. As of June 30, 2013, we also had cash and securities totaling approximately $75,394,000 and $30,000,000 of availability on lines of credit to meet any short-term funding needs.

During 2013, the Company will continue to aggressively pursue land entitlement activities and investment within the Tejon Ranch Commerce Center and in our joint ventures, including the planned development of The Outlets at Tejon Ranch and entitlement activities within the Grapevine Development Area. The Company believes the variability of its quarterly and annual operating results will continue during 2013 due to its farming and real estate activities. Prices received by the Company for many of its products are dependent upon the prevailing market conditions and commodity prices. Many of the Company’s projects, especially in real estate, require a lengthy process to complete the entitlement and development phases before revenue can begin to be recognized. The timing of projects and sales of both real estate inventory and non-strategic assets can vary from year-to-year; therefore, it is difficult for the Company to accurately predict quarterly and annual revenues and results of operations.

Tejon Ranch Co. is a diversified real estate development and agribusiness company, whose principal asset is its 270,000-acre land holding located approximately 60 miles north of Los Angeles and 30 miles south of Bakersfield.

More information about Tejon Ranch Co. can be found online at http://www.tejonranch.com.

Forward Looking Statements:

The statements contained herein, which are not historical facts, are forward-looking statements based on economic forecasts, strategic plans and other factors, which by their nature involve risk and uncertainties. In particular, among the factors that could cause actual results to differ materially are the following: business conditions and the general economy, future commodity prices and yields, market forces, the ability to obtain various governmental entitlements and permits, interest rates and other risks inherent in real estate and agriculture businesses. For further information on factors that could affect the Company, the reader should refer to the Company’s filings with the Securities and Exchange Commission.

TEJON RANCH CO.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

SECOND QUARTER ENDED JUNE 30

(In thousands, except earnings per share)

(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2013	2012	2013	2012
Revenues:
Real estate - commercial/industrial	$2,825	$2,623	$5,547	$4,771
Real estate - resort/residential	234	94	471	135
Mineral resources	2,765	3,879	5,631	7,785
Farming	1,651	1,253	5,586	4,737

Total revenues	7,475	7,849	17,235	17,428

Costs and Expenses:
Real estate - commercial/industrial	3,141	2,913	6,254	5,938
Real estate - resort/residential	1,265	1,137	1,574	2,155
Mineral resources	65	40	225	157
Farming	1,179	960	3,436	3,221
Corporate expenses	658	3,713	4,489	6,847

Total expenses	6,308	8,763	15,978	18,318

Operating income (loss)	1,167	(914)	1,257	(890)

Other income (expense)
Investment income	238	317	513	635
Interest expense	—	(33)	—	(35)
Other income	14	11	17	35

Total other income	252	295	530	635

Income (loss) from operations before equity in earnings (loss) of unconsolidated joint ventures	1,419	(619)	1,787	(255)
Equity in earnings of unconsolidated joint ventures, net	1,270	893	1,679	534

Income before income tax expense (benefit)	2,689	274	3,466	279
Income tax expense (benefit)	686	164	833	(64)

Net income	2,003	110	2,633	343
Net loss attributable to non-controlling interest	(81)	(8)	(66)	(50)

Net income attributable to common stockholders	2,084	118	2,699	393

Net inocme per share to common stockholders, basic	$0.10	$0.01	$0.13	$0.02

Net income per share to common stockholders, diluted	$0.10	$0.01	$0.13	$0.02

Weighted average number of shares outstanding:
Common stock	20,136,188	20,026,354	20,118,152	20,008,358
Common stock equivalents – stock options	16,323	61,278	17,039	75,372

Diluted shares outstanding	20,152,511	20,087,632	20,135,191	20,083,730